Exhibit 99.B(d)(19)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AJO, LP (f/k/a Aronson+Johnson+Ortiz, LP)

(the “Agreement”)

Dated July 1, 2003, as amended October 11, 2005,

July 6, 2007 December 17, 2008, January 10, 2011, June 24, 2011, December 15, 2011 and September 20, 2012

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AJO, L.P. (f/k/a/Aronson+Johnson+Ortiz, LP)

By:	By:

/s/ Stephen Beinhacker	/s/ Theodore R. Aronson

Name:	Name:

Stephen Beinhacker	Theodore R. Aronson

Title:	Title:

Vice President	Managing Principal